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EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Nasdaq Discontinues Trading FORTEL Stock

Company Committed to Profitable Performance
for Second Half of Fiscal 2001

FREMONT, CA—May 16, 2001—FORTEL Inc. (Nasdaq: FRTL) received notice on May 15, 2001 from The Nasdaq Stock Market, Inc., effective with the open of business on May 16, 2001, that The Nasdaq Stock Market had determined to de-list FORTEL common stock. This decision was based on the Company's failure to meet Nasdaq net tangible asset/market capitalization/net income and stock price requirements and was made after a hearing with the Company and Nasdaq officials on April 26, 2001. FORTEL common stock will be eligible to trade on the OTC Bulletin Board. To be re-listed on Nasdaq, the Company must petition Nasdaq as well as show that it has met re-listing requirements.

Mr. Asa W. Lanum, FORTEL's CEO and President, stated, "FORTEL continues to work aggressively toward improving its reported results. The Company is committed to achieving profitable operations in the second half of this fiscal year and is positioned to achieve cash breakeven at $4,500,000 quarterly revenue and reported income breakeven at $5,000,000 in quarterly revenue." FORTEL reported its second fiscal quarter ended March 31, 2001 revenue of $3,965,000 on April 24, 2001.

  1.
  About FORTEL Inc.

    FORTEL provides the first real-time performance management solution that assures the end-to-end service-level goals of eBusiness. FORTEL's SightLine suite is based on analysis and correlation software that has been applied and tuned for more than 10 years in the systems management performance arena by customers in finance and banking, defense management, manufacturing, retail services and government. FORTEL counts among its customers many of the world's largest and most well known organizations and enterprises. The Company is headquartered in Fremont, Calif., and can be contacted at (510) 440-9600 or by visiting its web site at www.FORTEL.com.

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© 2001 FORTEL Inc. All rights reserved. FORTEL and SightLine are trademarks of FORTEL Inc.

Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including risks and uncertainties relating to factors such as the timely and successful development and market acceptance of our products, services and features, our ability to successfully attract and retain customers, our profitability targets and financial metrics, the number, size and duration of contracts, and software prices, activities of competitors, demand for our products, volume of business and general economic conditions. The guidance contained in this press release is based on limited information available to the Company today, which is subject to change. Although the guidance provided in this press release may change after today, the Company undertakes no obligation to revise or update these forward-looking statements after today. Further information about potential factors that could affect our financial results is included in our Quarterly Reports on Form 10-Q and most recent Annual Report on Form 10-K, which have been filed with the Securities and Exchange Commission.

            (1) Investor Relations Contact:

Romeo Dizon
FORTEL Inc.
510-440-9600, x2303
 Romeo.Dizon@Fortel.com

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EXHIBIT 99.1